As filed with the Securities and Exchange Commission on November 9, 2000.
                                                        Registration No. 333-___

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
            ____________________________________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
            ____________________________________________________

                           ELECTRIC FUEL CORPORATION
            (Exact name of registrant as specified in its charter)


              Delaware                                        95-4302784
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                      Identification No.)

                       120 Wood Avenue South, Suite 300
                           Iselin, New Jersey  08830
                                (732) 635-7100

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Thomas E. Willett, Esq.
                               Harris Beach LLP
                             130 East Main Street
                           Rochester, New York 14604
                   Tel: (716) 232-4440   Fax: (716) 232-6925

           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ________________
                 Please send copies of all communications to:

                            Thomas E. Willett, Esq.
                               Harris Beach LLP
                             130 East Main Street
                           Rochester, New York 14604
                   Tel: (716) 232-4440   Fax: (716) 232-6925

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            _______________________

                                                  CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
 Title of Securities to be          Amount to be         Proposed maximum offering      Proposed maximum              Amount of
         registered                  registered (1)(3)     price per unit (2)(3)     aggregate offering price (2)   registration
                                                                                                                     Fee (1)(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value             250,000 (1)(3)                $10.07                      $2,517,500                $664.62
    $0.01 per share
---------------------------------------------------------------------------------------------------------------------------------
 Warrants to purchase Common
    Stock                          1,750,000                       $10.07                     $17,622,500              $4,652.34
---------------------------------------------------------------------------------------------------------------------------------

1. As permitted by Rule 429, the Prospectus included herein also relates to 3,000,000 shares of common stock covered by Registration Statement No. 333-33986, as amended.
2. Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices of the common stock on the Nasdaq National Market on November 6, 2000. A registration fee in the amount of $8,167.50 relating to 3,000,000 shares of common stock registered under Registration Statement No. 333-33986, as amended, has previously been paid. A portion of these registered shares may be issued upon the exercise of the warrants.
3. Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the antidilution provisions of the warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not seeking offers to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion, dated November 9, 2000

                          ___________________________


                               3,250,000 Shares of
                                 Common Stock

                        1,750,000 Common Stock Warrants

                           Electric Fuel Corporation


                          ___________________________



     Under this prospectus, we may offer and sell from time to time in one or more issuances, (1) up to 3,250,000 shares of our common stock, including shares issuable upon exercise of the common stock warrants, and (2) up to 1,750,000 common stock warrants.

     At the time a particular offer is made, if required, we will set forth the terms of the offering in a supplement to this prospectus.

     Our common stock is listed on the Nasdaq National Market under the ticker symbol "EFCX". The last reported sale price for the common stock on November 6, 2000 as quoted on the Nasdaq National Market was $9.94 per share.

     Investing in the securities involves a high degree of risk. Consider carefully the "Risk Factors" beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ___________________________

          The date of this prospectus is                       , 2000

                               TABLE OF CONTENTS

Risk Factors................................................... 1

The Company.................................................... 5

Recent Developments............................................ 6

Use of Proceeds................................................ 6

Plan of Distribution........................................... 7

Description of Warrants........................................ 7

Legal Matters.................................................. 8

Experts........................................................ 8

Where You Can Find More Information............................ 9

Incorporation of Documents by Reference........................ 9

Information Regarding Forward-Looking Statements............... 10

     Unless the context requires otherwise, all references to "us," "we," "our," the "Company" and "Electric Fuel" refer to Electric Fuel Corporation and our wholly-owned subsidiary Electric Fuel (E.F.L.) Limited ("EFL"), incorporated under the laws of Israel; Electric Fuel GmbH, a German wholly-owned subsidiary of EFL; and other direct and indirect subsidiaries of Electric Fuel Corporation.

     Our principal executive offices are located at 120 Wood Avenue South, Suite 300, Iselin, New Jersey, and our telephone number is (732) 635-7100.

                                 RISK FACTORS


     You should consider carefully the following risk factors in addition to the other information in this prospectus before purchasing our common stock or common stock warrants. Investing in our common stock or common stock warrants involves a high degree of risk. Any of the following risks could seriously harm our business and could result in a complete loss of your investment. See also the section entitled "Information Regarding Forward-Looking Statements" on page 10 below.

We have had a history of losses and may incur future losses.

     We were incorporated in 1990 and began our operations in 1991. We have funded our operations principally from funds raised in each of the initial public offering of our common stock in February 1994, the offering of our common stock in February 1996, a private placement of our common stock in October 1996, and recent private placements of our common stock in December 1999, January 2000 and May 2000; funds from licensing arrangements, research contracts and supply contracts; funds received under research and development grants from the Government of Israel; and sales of Survivor Lights. We incurred significant operating losses for the years ended December 31, 1996, 1997, 1998 and 1999, and expect to continue to incur significant operating losses in 2000. These losses may increase as we expand our research and development activities and establish production facilities, and these losses may fluctuate from quarter to quarter. There can be no assurance that we will ever achieve profitability or that our business will continue to exist.

We need significant amounts of capital to operate and grow our business.

     We require substantial funds to conduct the necessary research, development and testing of our products; to establish commercial scale manufacturing facilities; and to market our products. In order to satisfy existing orders of batteries in commercial quantities, we need to implement our automated production line and, in the future, may need to upgrade or expand our automated production line to satisfy future orders. We plan to expand both sales and production activities, which will require additional funding. We continue to seek additional funding, including through the issuance of equity or debt securities. However, there can be no assurance that we will obtain any such additional financing in a timely manner and on acceptable terms. If additional funds are raised by issuing equity securities, stockholders may incur further dilution. If additional funding is not secured, we will have to modify, reduce, defer or eliminate parts of our anticipated future commitments and/or programs.

We cannot assure you of market acceptance of our products.

     In the fourth quarter of 1999, we began small scale commercial deliveries of our cell phone battery products. However, our battery for cell phones has not yet been accepted by the consumer products market for this application. Furthermore, while we have developed batteries for several models of Nokia, Motorola and Ericsson cell phones, we do not have batteries for many models. We cannot assure you that the Electric Fuel cell phone battery will be competitive either in terms of price or performance or that we will be able to sell our cell phone batteries in commercial quantities.

     Other than our cell phone battery and a signal light powered by water-activated batteries for use in life jackets and other rescue apparatus, we currently have no commercial products available for sale. While we expect to increase production of our cell phone batteries to commercial levels in 2000, significant resources will be required to develop our capacity to produce cell phone batteries on a commercial scale. Additional development will also be necessary in order to commercialize our technology and each of the components of the Electric Fuel System for electric vehicles and defense products. We cannot assure you that we will be able to successfully develop, engineer or commercialize our products, technology or system components, or that we will be able to develop products for commercial sale or that, if developed, they can be produced in commercial quantities or at acceptable costs or be successfully marketed. The likelihood of our future success must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the operation and development of a relatively early stage business and with development activities generally.

     We believe that public pressure and government initiatives are important factors in creating an electric vehicle market. However, there can be no assurance that there will be sufficient public pressure or that further legislation or other governmental initiatives will be enacted, or that current legislation will not be repealed, amended, or have its implementation delayed. In addition, we are subject to the risk that even if an electric fuel vehicle market develops, a different form of zero emission or low emission vehicle will dominate the market. In addition, we cannot assure you that other solutions to the problem of containing emissions created by internal combustion engines will not be invented, developed and produced. Any other solution could achieve greater market acceptance than electric vehicles. The failure of a significant market for electric vehicles to develop would have a material adverse effect on our ability to commercialize this aspect of our technology. Even if a significant market for electric vehicles develops, there can be no assurance that our technology will be commercially competitive within that market.

We will need to develop the capacity and experience to manufacture our products in commercial quantities and at competitive prices.

     We currently have limited capacity for, and no experience in, manufacturing in commercial quantities and have, to date, produced only limited quantities of components of the batteries for electric vehicles and limited amounts of consumer batteries. In order for us to be successful in the commercial market, our products must be manufactured to meet high quality standards in commercial quantities at competitive prices. The development of the necessary manufacturing technology and processes will require extensive lead times and the commitment of significant amounts of financial and engineering resources, which may not be available to us. We cannot assure you that we will successfully develop this technology or these processes. Moreover, we cannot assure you that we will be able to successfully implement the quality control measures necessary for commercial manufacturing.

The price of our common stock is volatile.

     The market price of our common stock has been volatile in the past and may change rapidly in the future. The following factors, among others, may cause significant volatility in our stock price:

     .  Announcements by us, our competitors or our customers;

     . The introduction of new or enhanced products and services by us or our competitors;

     . Changes in the perceived ability to commercialize our technology compared to that of our competitors;

     .  Rumors relating to our competitors or us;

     .  Actual or anticipated fluctuations in our operating results; and

     .  General market or economic conditions.

Our field of business is highly competitive.

     The competition to develop consumer batteries, defense and safety products and electric vehicle battery systems, and to obtain funding for the development of these products is, and is expected to remain, intense. Our technology competes with other battery technologies, as well as other zinc-air technologies. The competition consists of development stage companies, major international companies and consortia of such companies, including battery manufacturers, automobile manufacturers, energy production and transportation companies, consumer goods companies and defense contractors, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.

     Various battery technologies are being considered for use in electric vehicles, consumer batteries and defense and safety products by other manufacturers and developers, including the following: lead-acid, nickel-cadmium, nickel-iron, nickel-zinc, nickel-metal hydride, sodium-sulfur, sodium-nickel chloride, zinc-bromine, lithium-ion, lithium-polymer, lithium-iron sulfide, primary lithiom, rechargeable alkaline and zinc-air. Additionally, some manufacturers of primary alkaline batteries offer alkaline battery packs for cell phone users.

Some of the components of our technology and our products pose potential safety risks which could create potential liability exposure for us.

     Some of the components of our technology contain elements which are known to pose potential safety risks. Also, because electric vehicle batteries contain large amounts of electrical energy, they may cause injuries if not handled properly. In addition to these risks, and although we incorporate safety procedures in our research, development and manufacturing processes, there can be no assurance that accidents in our facilities will not occur. Any accident, whether occasioned by the use of all or any part of our products or technology or by our manufacturing operations, could adversely affect commercial acceptance of our products and could result in significant production delays or claims for damages resulting from injuries. Any of these occurrences would materially adversely affect our operations and financial condition.

Failure to receive required permits from or to comply with the various regulatory regimes we are subject to could adversely affect our business.

     Regulations in Europe, Israel, the United States and other countries impose various controls and requirements relating to various components of our technology. While we believe that our current and contemplated operations conform to those regulations we cannot assure you that we will not be found to be in non-compliance. We have applied for, and received, the necessary permits under the 1993 Israeli Dangerous Substances Law required for the use of potassium hydroxide and zinc metal. However, there can be no assurance that changes in regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.

Our business is dependent on patents and proprietary rights which may be difficult to protect and could affect our ability to compete effectively.

     Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and licensing arrangements. We hold patents, or patent applications, covering elements of our technology in the United States and in Europe. In addition, we have patent applications pending in the United States and in foreign countries, including the European Community, Israel and Japan. We intend to continue to file patent applications covering important features of our technology. We cannot assure you, however, that patents will issue from any of these pending applications or, if patents issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, we cannot assure you that any of our patents will not be challenged or invalidated or that any of our issued patents will afford protection against a competitor.

     Litigation, or participation in administrative proceedings, may be necessary to protect our patent position. This type of litigation can be costly and time consuming, and this could harm us even if we were to be successful in the litigation. The invalidation of patents owned by or licensed to us could have a material adverse effect on our business. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States. Therefore, there can be no assurance that foreign patent applications related to patents issued in the United States will be granted. Furthermore, even if these patent applications are granted, some foreign countries provide significantly less patent protection than the United States. In the absence of patent protection, and despite our reliance upon our proprietary confidential information, our competitors may be able to use innovations similar to those used by us to design and manufacture products directly competitive with our products. In addition, no assurance can be given that others will not obtain patents that we will need to license or design around. To the extent any of our products are covered by third-party patents, we could require a license under such patents to develop and market our patents.

     Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so. In addition, competition is intense, and there can be no assurance that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. Moreover, in the event of patent litigation, we cannot assure you that a court would determine that we were the first creator of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for those inventions. If existing or future third-party patents containing broad claims were upheld by the courts or if we were found to infringe third party patents, we may not be able to obtain the required licenses from the holders of such patents on acceptable terms, if at all. Failure to obtain these licenses could cause delays in the introduction of our products or necessitate costly attempts to design around such patents, or could foreclose the development, manufacture or sale of our products. We could also incur substantial costs in defending ourselves in patent infringement suits brought by others and in prosecuting patent infringement suits against infringers.

     We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through non-disclosure and confidentiality agreements with our customers, employees, consultants, strategic partners and potential strategic partners. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors.

We are dependent on key personnel and our business would suffer if we fail to retain them.

     We are highly dependent on certain members of our management and engineering staff, and the loss of the services of one or more of these persons could adversely affect us. We are especially dependent on the services of our President and Chief Executive Officer, Yehuda Harats, and our Chairman of the Board of Directors and Chief Financial Officer, Robert S. Ehrlich. The loss of either of these persons could have a material adverse effect on us. We are party to employment agreements with Messrs. Harats and Ehrlich, each of which agreements expires in 2000 and is currently under renegotiation. We cannot assure you that we will reach agreement with them on the terms of new employment agreements. We do not have key-man life insurance.

We are subject to significant influence by some stockholders that may have the effect of delaying or preventing a change in control.

     As of September 30, 2000, our directors, executive officers and principal stockholders and their affiliates collectively owned approximately 35% of the outstanding shares of common stock. As a result, these stockholders are able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or prevent a change in control.

If we are unable to manage our growth, our operating results will be impaired.

     We are currently experiencing a period of development activity which could place a significant strain on our personnel and resources. Our activity has resulted in increased levels of responsibility for both existing and new management personnel. Many of our management personnel have had limited or no experience in managing growing companies. We have sought to manage our current and anticipated growth through the recruitment of additional management and technical personnel and the implementation of internal systems and controls. However, our failure to manage growth effectively could adversely affect our results of operations.

We may be subject to increased United States taxation.

     We believe that EFC and EFL will be treated as personal holding companies for purposes of the personal holding company ("PHC") rules of the Internal Revenue Code of 1986. Under the PHC rules, a PHC is subject to a special 39.6% tax on its "undistributed PHC income", in addition to regular income tax. We believe that EFC and EFL have not had any material undistributed PHC income. However, no assurance can be given that EFC and EFL will not have undistributed PHC income in the future.

     In addition, if 50% of the shares of the Company is ever acquired or deemed to be acquired by five or fewer individuals who are United States citizens or residents, EFL would satisfy the foreign personal holding company ("FPHC") stock ownership test under the Internal Revenue Code, and the Company could be subject to additional U.S. taxes (including PHC tax) on any "undistributed FPHC income" of EFL. We believe that EFL has not had any material undistributed FPHC income. However, no assurance can be given that EFL will not become a FPHC and have undistributed FPHC income in the future.

A significant portion of our operations takes place in Israel.

     The offices and facilities of our principal subsidiary are located in Israel. Although we expect that most of our sales will be made to customers outside Israel, we are nonetheless directly affected by economic, political and military conditions in that country. Accordingly, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our operations. Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. Historically, Arab states have boycotted any direct trade with Israel and to varying degrees have imposed a secondary boycott on any company carrying on trade with or doing business in Israel. Although in October 1994, the states comprising the Gulf Cooperation Council (Saudi Arabia, the United Arab Emirates, Kuwait, Dubai,

Bahrain and Oman) announced that they would no longer adhere to the secondary boycott against Israel, and Israel has entered into certain agreements with Egypt, Jordan and the Palestine Liberation Organization, no prediction can be made as to whether a full resolution of these problems will be achieved or as to the nature of any such resolution.

     Many of our employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. No assessment can be made of the full impact of such requirements on us in the future, particularly if emergency circumstances occur, and no prediction can be made as to the effect on the Company of any expansion of these obligations.

Any failure to obtain the tax benefits from the State of Israel that we expect to receive could negatively impact our plans and prospects.

     We benefit from various Israeli government programs, grants and tax benefits, particularly as a result of the "approved enterprise" status of a substantial portion of our existing facilities and the receipt of grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. To be eligible for some of these programs, grants and tax benefits, we must continue to meet certain conditions, including producing in Israel and making specified investments in fixed assets. If we fail to meet such conditions in the future, we could be required to refund grants already received, adjusted for inflation and interest. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under approved enterprise programs. We cannot assure you that these programs and tax benefits will be continued in the future at their current levels or at all. The Government of Israel has announced that programs which received approved enterprise status in 1996 and thereafter will be entitled to a lower level of government grants than was previously available. The termination or reduction of certain programs and tax benefits (particularly benefits available to us as a result of the approved enterprise status of a substantial portion of our existing facilities and approved programs and as a recipient of grants from the office of the Chief Scientist) could have a material adverse effect on our business, results of operations and financial condition. In addition, our Israeli subsidiary has granted a floating charge over all of its assets as a security to the State of Israel to secure its obligations under the approved enterprise programs.

Exchange rate fluctuations between the dollar and the NIS may negatively affect our earnings.

     Although a substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars, a significant portion of our costs, including personnel and facilities-related expenses, is incurred in New Israeli Shekels (NIS). Inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the dollar.

Our warrants will not be qualified or listed for trading.

     There is no public trading market for our warrants, and as of now we do not intend to take any steps to list our warrants on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market. Therefore, unless a trading market in the warrants were to develop, it will be very difficult to sell the warrants other than in a face-to-face transaction at a privately negotiated price.

Exercise of the warrants could adversely affect our stock price.

     Holders of our warrants will probably exercise them only at a time when the price of our stock is higher than the exercise price of the warrants. Accordingly, we may be required to issue shares of our common stock at a price substantially lower than the market price of our stock. This could adversely affect our stock price.

This prospectus must be kept current in order for our shares of common stock underlying the warrants to be publicly sold.

     Our shares of common stock to be issued upon exercise of the warrants may be publicly sold only if, at the time of such sale, this prospectus is current. Although we intend to keep this prospectus current, there can be no assurances that we will, in fact, do so. In the absence of a current prospectus, the value of the warrants and the shares issuable upon exercise of the warrants could be substantially reduced.

                                  THE COMPANY

     We design and develop our proprietary zinc-air battery technology for a number of electronic products that have a high demand for energy and power from batteries. We design and develop applications for our zinc-air technology principally for portable consumer electronic devices, as well as electric vehicles and defense and safety applications. To date, we have developed and brought to market batteries for use in several different models of cellular phones and certain defense and safety applications. We are also participating in several cooperative all-electric hybrid vehicle development and demonstration programs in the United States, Europe and Israel.

     Our technology has grown out of a research and development program conducted for nearly 10 years into the field of zinc-air technologies. During this period, we have successfully demonstrated our electric vehicle technology in on-the-road programs in Germany, Sweden, Italy, Israel and the United States. We have also successfully applied our technology to a line of disposable high-capacity zinc-air battery power packs for cellular phones.

     Our high-energy, high-power zinc-air battery is composed of a zinc anode and an air (oxygen reduction) cathode. It is different from most other battery technologies in that one of the electrodes -- the air cathode -- is not consumed during discharge but instead acts as a kind of electrochemical membrane that extracts oxygen from the atmosphere and introduces it into the cell. During discharge, the oxygen is electrochemically reduced to hydroxide ions at the cathode, and zinc at the anode is consumed by conversion to zinc oxide. In electric vehicles, the oxidized zinc is replaced with fresh zinc in a refueling process. In our disposable batteries for consumer electronics devices, the entire pack is constructed from low-cost, non-hazardous components and is designed so that it can be disposed of in an environmentally safe manner.

     We operate in three business areas: Consumer Batteries, Electric Vehicles, and Defense and Safety Products.

     The Consumer Batteries Division develops disposable primary zinc-air batteries as a substitute for lower performing and more expensive rechargeable batteries and has introduced our first commercial zinc-air battery products. The first series of commercial products consists of four models of disposable cellphone batteries, suitable for certain models of cellular phones produced by Nokia, Motorola and Ericsson. Based on our testing, our zinc-air cellphone batteries provide significantly more talk and standby time than conventional rechargeable batteries. Our batteries are ready to use on purchase without charging. In addition to our cellphone batteries, we are seeking to develop batteries, employing our zinc-air technology, for other portable consumer electronic devices.

     The Electric Vehicle Division is continuing to focus on fleet applications of our zinc-air battery system with our partners in Europe and the United States. In May 1998, we successfully completed a field test managed by the German postal service of vehicles powered by our Electric Fuel battery. In a program funded by the U.S. Department of Transportation, we are also developing, with project partners including General Electric Company and Volvo's subsidiary Nova Bus Corporation, an all-electric battery-powered transit bus in Nevada. This bus will utilize an all-electric battery/battery hybrid we are jointly developing with funding from the Israeli-U.S. Bi-National Industrial Research and Development Foundation. In addition, we have recently announced that an all-electric transit bus using our zinc-air battery system will be tested in the United States and Israel pursuant to a cooperation agreement between the United States Department of Energy and the Israeli Ministry of National Infrastructures. We have also agreed to participate in a cooperative all-electric hybrid vehicle development and demonstration program in Germany.

     The Defense and Safety Products Division continues to expand the development of other uses of our battery technology, including a portable zinc-air battery pack for the U.S. Army. This division also oversees our water-activated, battery-powered survivor locator light products for the airline and marine markets.

     Our research, development and production activities are primarily carried out by our Israeli subsidiary, Electric Fuel (E.F.L.) Limited, at its facility in Beit Shemesh, Israel. We also have a small battery research and development facility in Auburn, Alabama, which builds and tests prototype cells and batteries.

     We were incorporated in Delaware in 1990. Our executive offices are located at 120 Wood Avenue South, Suite 300, Iselin, New Jersey, and our telephone number is (732) 635-7100. We maintain a website at www.electric-
                                                              ------------
fuel.com.  This reference to our website address does not constitute
--------
incorporation by reference of the information contained on our website.


                              RECENT DEVELOPMENTS

     On May 17, 2000, we entered into a purchase agreement with Koor Industries Ltd., pursuant to which Koor agreed to purchase 1 million shares of our common stock at $10 per share, for a total cash investment of $10,000,000. Pursuant to the terms of the May 17 purchase agreement, if, within sixth months after the making of this investment, we sell shares of our common stock or securities convertible into our common stock (other than to our employees or consultants pursuant to our stock option plans) at a price below $10 per share, we will issue to Koor additional shares such that the total number of shares issued to Koor multipled by the lower stock price equals $10,000,000. In addition, with respect to any portion of the shares still held by Koor at the end of the six-month period following the investment, if the average closing price of our stock for the 30 days ending immediately prior to the date which is six months from the investment is below $10 per share, we will adjust the number of our shares held by Koor in a similar manner based on the average closing price over the preceding 30 days, but in no event are we required to issue more than 481, 181 shares of our common stock.

                                USE OF PROCEEDS

     Unless the prospectus supplement indicates otherwise, the net proceeds from the sale of the securities offered by us hereunder will be added to our general funds and used for general corporate purposes.

                             PLAN OF DISTRIBUTION

     We may sell securities:

     . to the public through a group of underwriters managed or co-managed by one or more underwriters;

     .  through one or more agents; or

     .  directly to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     .  at a fixed price or prices, which may be changed from time to time;

     .  at market prices prevailing at the time of sale;

     .  at prices related to those prevailing market prices; or

     .  at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

     The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

     .  the name or names of any agents or underwriters;

     .  the public offering or purchase price;

     . any discounts and commissions to be allowed or paid to the agent or underwriters;

     .  all other items constituting underwriting compensation;

     .  any discounts and commissions to be allowed or paid to dealers; and

     .  any exchanges on which the securities will be listed.

     Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

     We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents or the underwriters may be required to make.


                     DESCRIPTION OF COMMON STOCK WARRANTS

     We may issue, together with common stock or separately, warrants for the purchase of our common stock. The terms of each warrant will be discussed in the applicable prospectus supplement relating to the particular series of warrants. The form(s) of certificate representing the warrants, will be, in each case, filed with the Commission as an exhibit to a document incorporated by reference in the registration statement of which this prospectus is a part on or prior to the date of any prospectus supplement relating to an offering of the particular warrant.

     The prospectus supplement relating to any series of warrants that are offered by this prospectus will describe, among other things, the following terms to the extent they are applicable to that series of warrants:

     .  the procedures and conditions relating to the exercise of the warrants;

     .  the number of shares of common stock, if any, issued with the warrants;

     . the date, if any, on and after which the warrants and any related shares of common stock will be separately transferable;

     .  the offering price of the warrants, if any;

     . the number of shares of common stock which may be purchased upon exercise of the warrants and the price or prices at which the shares may be purchased upon exercise;

     . the date on which the right to exercise the warrants will begin and the date on which the right will expire;

     . a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     .  call provisions of the warrants, if any; and

     .  any other material terms of the warrants.

     Each warrant may entitle the holder to purchase for cash, or, in limited circumstances, by effecting a cashless exercise for, the number of shares of our common stock at the exercise price that is described in the applicable prospectus supplement. Warrants will be exercisable during the period of time described in the applicable prospectus supplement. After that period, unexercised warrants will be void. Warrants may be exercised in the manner described in the applicable prospectus supplement.

     A holder of a warrant will not have any of the rights of a holder of common stock before the common stock is purchased upon exercise of the warrant. Therefore, before a warrant is exercised, the holder of the warrant will not be entitled to receive any dividend payments or exercise any voting or other rights associated with the shares of common stock which may be purchased when the warrant is exercised.


                                 LEGAL MATTERS

     The validity of the shares of common stock and warrants offered by this prospectus will be passed upon for us by Harris Beach LLP, Rochester, New York.


                                    EXPERTS

     Our consolidated financial statements for the fiscal year ended December 31, 1999, which have been incorporated by reference in this prospectus, have been audited by independent accountants Kost Forer & Gabbay (a member firm of Ernst & Young International Limited). Our consolidated financial statements for the fiscal years ended December 31, 1997 and 1998, which have also been incorporated by reference in this prospectus, were audited by our former independent accountants, Kesselman & Kesselman (a member firm of PricewaterhouseCoopers International). Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act, and file annual and quarterly reports, proxy and information statements and other information with the Securities and Exchange Commission. These documents can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that we electronically file with the Commission are contained in the Commission's Internet Web site which is http://www.sec.gov.
------------------

     We have filed with the Commission Registration Statements on Form S-3 relating to the common stock and common stock warrants offered in this prospectus. This prospectus does not contain all of the information in the Registration Statements and its exhibits. The Registration Statements, and the exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statements in order to review a copy of the contract or documents.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference many of the documents that we file. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. We are incorporating by reference in this prospectus the following documents which we have filed with the Commission, together with the filings that have amended them:

     (a)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;
     (b)  Our Current Report on Form 8-K dated May 23, 2000;
     (c)  Our Quarterly Reort on Form 10-Q for the quarter ended March 31, 2000;
     (d)  Our Current Report on Form 8-K dated March 24, 2000;
     (e)  Our Current Report on Form 8-K dated January 7, 2000;
     (f)  Our Current Report on Form 8-K dated January 18, 2000;
     (g)  Our Current Report on Form 8-K dated January 24, 2000;
     (h) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and
     (i) The description of our common stock contained in our Registration Statement on Form 8-A filed on February 2, 1994.

     All reports and other documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein. We undertake to provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials, at no cost, by writing or telephoning us at the following address: Electric Fuel Corporation,
Attention: Robert S. Ehrlich, 120 Wood Avenue South, Suite 300, Iselin, New Jersey, and our telephone number is (732) 635-7100.

               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. We believe that these statements are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which include statements under the caption "Risk Factors" and elsewhere in this prospectus, refer to the stage of development of our products, the uncertainty of the market for disposable cell phone batteries, significant future capital requirements and our plans to implement our growth strategy, continue our research and development, expand our manufacturing capacity, develop strategic relationships for marketing and other purposes and carefully manage our growth. The forward-looking statements also include our expectations concerning factors affecting the markets for our products.

     These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in this prospectus and in the documents incorporated by reference in this prospectus.

     We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

     You should rely only on the information in this prospectus and the additional information described under the heading "Where You Can Find More Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                       3,250,000 Shares of Common Stock

                        1,750,000 Common Stock Warrants

                           Electric Fuel Corporation



                            _______________________

                                   Prospectus
                            _______________________

                                    , 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by Electric Fuel in connection with the sale of common stock and common stock warrants being registered. All amounts are estimates except the SEC registration fee.

     SEC registration fee..................... $ 5,316.96*
     Legal fees and expenses..................     10,000
     Fees of accountants......................      5,000
     Blue Sky fees and
        expenses..............................      5,000
     Miscellaneous expenses*..................     10,000
                                               ----------
     Total.................................... $35,316.96

     * A registration fee in the amount of $8,167.50 relating to 3,000,000 shares of common stock was previously paid.

Item 15. Indemnification of Directors and Officers

     Electric Fuel Corporation is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and By-Laws contain provisions eliminating the liability of directors to the extent permitted by the DGCL.

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Article 10 of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Company's directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     Article 11 of the Company's Certificate of Incorporation provides that the Company shall, to the maximum extent permitted under the DGCL, indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

     The Company also maintains directors' and officers' insurance.

     For the undertaking with respect to indemnification, see Item 17 herein.

Item 16. Exhibits

          Number   Description
          4.3(1)   Specimen Certificates for shares of the Registrant's common stock.
          4.4(2)   Registrant's Amended and Restated Certificate of Incorporation.
          4.4.1(2) Amendment to Registrant's Restated Certificate of Incorporation.
          4.5      Form of Common Stock Warrant*
          5.1+     Legal Opinion of Harris Beach LLP.
          23.1+    Consent of Kesselman & Kesselman.
          23.2+    Consent of Kost Forer & Gabbay.
          23.3     Consent of Harris Beach LLP (contained in the opinion filed as Exhibit 5.1).
          24.1+    Power of Attorney (included as part of the signature page filed herewith).

     +    Filed herewith.
     (1) Incorporated by reference to Form S-1, File No. 33-73256, which became effective on February 23, 1994.
     (2) Incorporated by reference to Form S-3, File No. 333-95361, which became effective on February 10, 2000.
     *    To be filed by amendment or Report on Form 8-K.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of November, 2000.

                                                      ELECTRIC FUEL CORPORATION

                                                      By: /s/ Yehuda Harats
                                                         ----------------------
                                                            Yehuda Harats
                                                            President and CEO


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yehuda Harats and Robert Ehrlich, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name and Signatures                Title                                               Date
     /s/ Yehuda Harats
     --------------------------
     Yehuda Harats                      President, Chief Executive Officer and Director     November 8, 2000

     /s/ Robert S. Ehrlich
     --------------------------
     Robert S. Ehrlich                  Chairman and Chief Financial Officer (Principal     November 8, 2000
                                        Financial Officer)

     /s/ Avihai Shen
     --------------------------
     Avihai Shen                        Controller (Principal Accounting Officer)           November 7, 2000

     /s/ Jay M. Eastman
     --------------------------
     Dr. Jay M. Eastman                 Director                                            November 7, 2000

     /s/ Leon S. Gross
     --------------------------
     Leon S. Gross                      Director                                            November 7, 2000

     /s/ Lawrence M. Miller
     --------------------------
     Lawrence M. Miller                 Director                                            November 7, 2000

     /s/ Jack E. Rosenfeld
     --------------------------
     Jack E. Rosenfeld                  Director                                            November 7, 2000

     /s/ Jeff Kahn
     --------------------------
     Jeff Kahn                          Director                                            November 8, 2000

                                 EXHIBIT INDEX

Exhibit                                                                                           Page
-------                                                                                           ----
Number      Title of Exhibit                                                                     Number
------      ----------------                                                                     ------
4.3         Specimen Certificate for shares of the Registrant's Common Stock (incorporated by reference to Form S-1, File No. 33-73256, which became effective on
            February 23, 1994).

4.4         Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference to Form S-3, File No. 333-95361, which became effective on
            February 10, 2000).

4.4.1       Amendment to Registrant's Restated Certificate of Incorporation (incorporated by reference to Form S-3, File No. 333-95361, which became effective on
            February 10, 2000).

4.5         Form of Common Stock Warrant (to be filed by amendment or Report on Form 8-K).

5.1         Legal Opinion of Harris Beach LLP.

23.1        Consent of Kesselman & Kesselman.

23.2        Consent of Kost Forer & Gabbay.

23.3        Consent of Harris Beach LLP (contained in the opinion filed as Exhibit 5.1).

24.1        Power of Attorney (included as part of the signature page filed herewith).

_______________